EXHIBIT 99.1


                               Company Contact: Tom Reinckens
                                                Cache Inc.
                                                (212) 575-3246

                            Investor Relations: Allison Malkin/David Griffith
                                                Integrated Corporate Relations
                                                (203) 682-8200


                CACHE ANNOUNCES APPOINTMENT OF DELOITTE & TOUCHE


     New York, NY - April 25, 2005 - Cache Inc. (NASDAQ: CACH) today announced that effective April 19, 2005, it has engaged Deloitte & Touche LLP ("D&T"), as the company's new independent auditor for the fiscal year beginning January 2, 2005. The engagement of D&T was approved by the Audit Committee of the company's Board of Directors. During the two most recent fiscal years and through April 19, 2005, the company has not consulted with D&T regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. Separately, Cache indicated that it plans to announce first quarter 2005 results on or about May 4, 2005.

     As previously disclosed in a current report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2005, KPMG LLP ("KPMG") notified Cache, Inc. (the "Company") that it would decline to stand for re-appointment as the Company's independent registered accountants for fiscal 2005 and will cease to represent the Company as its auditor upon completion of the audit of the Company's financial statements as of and for the year ended January 1, 2005 (fiscal 2004), and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 1, 2005, and the issuance of their reports thereon. On March 17, 2005, after filing of the Company's Form 10-K for the fiscal year ended January 1, 2005, KPMG's resignation became effective.


ABOUT CACHE, INC.
     Cache is a nationwide, mall-based specialty retailer of sophisticated, social occasion sportswear and dresses targeting style-conscious women. We own and operate two separate store concepts, Cache and Lillie Rubin, each of which carries its own distinctive branded merchandise. Cache targets women between the ages of 25 and 45 who have a youthful attitude, are self-confident and fashion-conscious, and require a missy fit. Lillie Rubin stores offer a more sophisticated line of social occasion apparel targeting women between the ages of 35 and 55. We operate 258 Cache and 37 Lillie Rubin stores primarily situated in central locations in high traffic, upscale malls in 43 states and Puerto Rico.

SAFE HARBOR
     Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, changes in general economic conditions and consumer spending patterns, vendor procurement issues and the ability to obtain financing, as well as other risks outlined from time to time in the filings of Cache, Inc., with the Securities and Exchange Commission.